Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form F-4 of our report dated March 30, 2026 (which includes an explanatory paragraph relating to Translational Development Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of Translational Development Acquisition Corp. as of and for the years ended December 31, 2025 and 2024, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 11, 2026